UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to Section 240.14a-12
PREMIER EXHIBITIONS, INC.

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PREMIER EXHIBITIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 28, 2010

The annual meeting of shareholders of Premier Exhibitions, Inc. will be held at the Courtyard Marriott Atlanta Buckhead, 3332 Peachtree Road, N.E., Atlanta, Georgia 30326 on July 28, 2010 at 8:00 a.m., local time, for the following purposes, which are more fully described in the accompanying proxy statement:

1. to elect as directors the nine nominees named in the proxy statement and recommended by our Board of Directors to serve until the 2011 annual meeting of shareholders and until the subsequent election and qualification of their respective successors;

2. to ratify the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for the fiscal year ending February 28, 2011;

3. to approve an amendment to the Articles of Incorporation to Authorize 20,000,000 Shares of Preferred Stock, Par Value $0.0001 Per Share; and

4. to transact such other business as may properly come before the annual meeting or at any adjournments thereof.

The Board of Directors has fixed the close of business on June 14, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors,

/s/  Christopher J. Davino
Christopher J. Davino
President and Chief Executive Officer

Atlanta, Georgia
July 1, 2010

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Shareholders to Be Held on July 28, 2010: This proxy statement, the accompanying form of proxy card and our annual report for the fiscal year ended February 28, 2010 (the “Annual Report”) are available on our website at www.prxi.com. Under rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

PREMIER EXHIBITIONS, INC.

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Premier Exhibitions, Inc. (“we”, “us”, the “Company” or “Premier”), a Florida corporation, for use at the 2010 Annual Meeting of Shareholders to be held on July 28, 2010 at 8:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders.

Location of Annual Meeting

The Annual Meeting will be held at the Courtyard Marriott Atlanta Buckhead, 3332 Peachtree Road, N.E., Atlanta, Georgia 30326.

Principal Executive Offices

Our principal executive offices are located at 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, and our telephone number is (404) 842-2600.

Mailing Date

The definitive proxy solicitation materials are first being mailed by us on or about July 1, 2010 to all shareholders entitled to vote at the annual meeting.

Availability of Proxy Materials on the Internet

Under rules issued by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including the proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement, the accompanying form of proxy card and our Annual Report are available on our website at www.prxi.com.

Record Date and Our Common Stock

Shareholders of record at the close of business on June 14, 2010, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. We have one class of shares outstanding, designated common stock, $0.0001 par value per share. Shares of our common stock are traded on the NASDAQ Global Market under the symbol “PRXI.” As of the record date, 47,877,733 shares of our common stock were issued and outstanding.

Included in the outstanding shares are 16,328,976 shares issued to Sellers Capital, LLC which were issued and SAF Capital Fund, LLC, pursuant to a financing transaction approved by shareholders at the last annual meeting and have limited voting rights. Pursuant to a Convertible Note Purchase Agreement entered into between the Company and the holders of this common stock, such shares may not be voted unless another party acquires 10% of the common stock of the Company, the Company proposes a business combination transaction with a party other than Sellers Capital, LLC or SAF Capital Fund, LLC, or a matter is submitted for the vote of the Company’s shareholders that requires the affirmative vote of more than 50% of the common stock outstanding. Because Item 3 in this proxy statement requires the affirmative vote of a majority of the Company’s shares of common stock outstanding, Sellers Capital, LLC, and SAF Capital Fund, LLC, are permitted to vote their shares on this item.

Solicitation of Proxies

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
Proposal No. 1 Election of Directors
Proposal No. 2 Ratification of Selection of Our Independent Registered Public Accounting Firm
Proposal No. 3 Approval of Amendment to Articles of Incorporation to Authorize 20,000,000 Shares of Preferred Stock, Par Value $0.0001 Per Share
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
OTHER MATTERS

We are making this solicitation of proxies, and we will bear the expense of preparing, printing, mailing and otherwise distributing this proxy statement. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on our behalf, in person or by mail, telephone, facsimile, or other electronic means, by our directors, officers and regular employees, without additional compensation.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation, at any time before it is voted, by either:

•	delivering a written notice of revocation or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring to the annual meeting a letter from the broker, bank or other nominee confirming both (i) your beneficial ownership of the shares; and (ii) that the broker, bank or other nominee is not voting the shares at the meeting.

Proxy Cards and Voting

Each shareholder is entitled to one vote for each share of common stock held as of the record date.

If we receive the enclosed proxy, properly executed, in time to be voted at the annual meeting, the Board of Directors will vote the shares represented by it in accordance with the instructions marked on the proxy. An executed proxy without instructions marked on it will be voted:

1. “FOR” each of the nine nominees for election as director

2. “FOR” the ratification of the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for our fiscal year ending February 28, 2011, referred to as “fiscal year 2011;”

3. “FOR” the amendment of the Articles of Incorporation to authorize 20,000,000 shares of preferred stock, par value $0.0001 per share.

The shares represented by the enclosed proxy may also be voted by the named proxies for such other business as may properly come before the annual meeting or at any adjournments or postponements of the annual meeting.

Election of Directors

Our Board of Directors, upon recommendation of its Corporate Governance and Nominating Committee, has nominated William M. Adams, Douglas Banker, Ronald C. Bernard, Christopher J. Davino, Jack Jacobs, Stephen W. Palley, Mark A. Sellers, Bruce Steinberg and Samuel S. Weiser for election at the annual meeting. If elected, each will serve a one-year term expiring at our 2011 annual meeting of shareholders and until their respective successors are elected and have been qualified or until their earlier resignation, removal or death. Background information about the nominees is provided in Proposal No. 1.

Each of the nominees has consented to serve if elected. If any of them becomes unable or unwilling to serve as a director before the annual meeting, our Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee. Our Board of Directors alternatively could decide to reduce the size of our board to the extent permitted by our articles of incorporation, by-laws and applicable laws. We presently do not know of any reason why any nominee will be unable or unwilling to serve.

Our Board of Directors recommends that you vote “FOR” the election of these nominees.

Ratification of Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for our fiscal year 2011. The selection will be presented to our shareholders for approval at the annual meeting. Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry, Bekaert & Holland, L.L.P., then the Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm. Even if our shareholders ratify the selection, the Audit Committee may, in its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

Our Board of Directors recommends that you vote “FOR” the ratification of the selection of Cherry, Bekaert & Holland, L.L.P. to serve as our independent registered public accounting firm.

Amendment of our Articles of Incorporation to Authorize Preferred Stock

The Board of Directors recommends that shareholders approve an amendment to the Company’s Articles of Incorporation to authorize 20,000,000 shares of preferred stock, par value $0.0001 per share. If the amendment is approved, the Board of Directors will have discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the Board from time to time.

Our Board of Directors recommends that you vote “FOR” the amendment of our Articles of Incorporation to authorize 20,000,000 shares of preferred stock, par value $0.0001 per share.

Quorum

A quorum is required for shareholders to conduct business at the annual meeting. The presence, in person or by proxy, of shareholders holding a majority of the shares entitled to vote at the meeting will constitute a quorum.

Vote Required

Directors will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election. The amendment of the Articles of Incorporation to authorize preferred stock will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to be cast. The affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting and cast on the proposal will be required for approval of the other proposals covered by this proxy statement (without regard to broker non-votes).

The selection of Cherry, Bekaert & Holland, L.L.P. is being presented to our shareholders for ratification. Our Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm.

Effect of Abstentions

Abstentions (including instructions to withhold authority to vote for one or more director nominees) are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted upon at the annual meeting.

Effect of “Broker Non-Votes”

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Cumulative Voting

Our shareholders have no cumulative voting rights in the election of directors.

Dissenters’ Rights

Under Florida law, our shareholders do not have dissenters’ rights with respect to any proposal to be considered at the annual meeting.

Annual Report

We have enclosed with this proxy statement our Annual Report on Form 10-K, excluding exhibits attached to our Form 10-K for our fiscal year ended February 28, 2010, referred to as “fiscal year 2010.” The report includes our audited financial statements, along with other information about us, which we encourage you to read.

You can obtain, free of charge, an additional copy of our Annual Report by:

•	accessing our website located at www.prxi.com;

•	writing to us at: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary; or

•	telephoning us at (404) 842-2600.

You can also obtain a copy of our Annual Report on Form 10-K for our fiscal year 2010 and the other periodic filings that we make with the SEC from the SEC’s EDGAR database located at www.sec.gov.

Proposal No. 1

Election of Directors

Nominees Proposed for Election as Directors at the Annual Meeting

At this annual meeting, the terms of all nine members of our Board of Directors will expire. At its meeting held on September 15, 2009, the Board of Directors amended our Bylaws to increase the number of directors from seven to nine and elected Ronald C. Bernard and Stephen W. Palley to fill the resulting vacancies at the recommendation of the Corporate Governance and Nominating Committee. Under Florida law, the term of a director elected by the Board to fill a vacancy expires at the next shareholders’ meeting at which directors are elected.

Nine directors are proposed to be elected at the annual meeting to serve until our 2011 annual meeting of shareholders and until their respective successors are elected and have been qualified or until their earlier resignation, removal or death.

Upon the recommendation of our Corporate Governance and Nominating Committee, the Board of Directors has nominated each of William M. Adams, Douglas Banker, Ronald C. Bernard, Christopher J. Davino, Jack Jacobs, Stephen W. Palley, Mark A. Sellers, Bruce Steinberg, and Samuel S. Weiser to serve as our directors. Each nominee is a current director standing for re-election. Mr. Sellers, our Chairman and the managing member of Sellers Capital LLC, which is an affiliate of our largest shareholder, originally recommended Mr. Weiser’s nomination in 2009, which our Board approved. Messrs. Bernard and Palley were originally recommended for election to the Board by Mr. Davino, who was serving at that time as our interim Chief Executive Officer. Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.

Any vacancy existing between shareholders’ meetings, including vacancies resulting from an increase in the number of directors or the resignation or removal of a director, may be filled by the Board of Directors. A director elected to fill a vacancy shall hold office until our next annual meeting of shareholders.

The Board of Directors does not contemplate that any of the director nominees will be unable to serve as a director, but if that contingency should occur before the proxies are voted, the persons named in the enclosed proxy reserve the right to vote for such substitute director nominees as they, in their discretion, determine.

Unless authority to vote for one or more of the director nominees is specifically withheld, proxies will be voted “FOR” the election of all nine director nominees.

So that you have information concerning the independence of the process by which our Board of Directors selected the nominees, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or among any of the nominees and any officer and (2) there is no arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

The directors of Premier have diverse backgrounds that provide experience and expertise in a number of areas particularly relevant to the Company. The Corporate Governance and Nominating Committee considers the particular qualifications and experience of directors standing for re-election and potential nominees for election and strives to nominate a Board that has expertise in a number of areas critical to the Company. The particular qualifications of the directors nominated for election in this proxy statement are noted below their biographies.

Director
Name and Background	Since

William M. Adams, age 39, has served as one of our directors since January 2009. Mr. Adams has been a Principal with Alpine Investors, LP since September 2001. Alpine Investors, LP is a private equity investor in micro-cap companies, focused on firms with less than $100 million of revenue. The firm currently manages $250 million. Mr. Adams focuses primarily on managing and monitoring the operational performance of portfolio companies and developing and implementing growth strategies. Leveraging early career roles that included marketing and sales positions at The Clorox Company and strategic work as a management consultant at The Mitchell Madison Group, a global strategic consulting practice, he works most closely with Alpine’s consumer, retail and direct marketing oriented businesses. Mr. Adams serves on the Boards of Directors of Direct Marketing Solutions, Inc., Lighting By Gregory, McKissock and YLighting, all of which are private companies. He received a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Arts from Colgate University.	2009
The Board believes that Mr. Adams’ experience with smaller cap companies, particularly with regard to growth strategies, qualifies him to serve as a member of the Board of Directors.
Douglas Banker, age 58, has served as one of our directors since August 2000. Mr. Banker’s more than 35 years of experience in the entertainment industry includes providing management services to musicians and recording artists; marketing, merchandising, licensing, and sales of music media products; and the development and management of concerts and similar events. Mr. Banker is currently Vice President of McGhee Entertainment, a successful artist management company with offices in Los Angeles and Nashville. McGhee Entertainment has managed and marketed the careers of many successful recording artists, including Bon Jovi, Motley Crue, Scorpions, KISS, Hootie & The Blowfish, Ted Nugent, Asian pop-star Tata Young and country music stars Chris Cagle and Darius Rucker. Mr. Banker also served as President of the Board of the Motor City Music Foundation in Detroit, Michigan from 1996 to 2000.	2000
The Board believes that Mr. Banker’s entertainment and marketing experience and his experience in international markets makes him well suited to service on the Board of Directors of the Company.
Ronald C. Bernard, age 67, has served as one of our directors since September 2009. Mr. Bernard has been President of LWB Media Consulting, a company that provides consulting to private equity firms investing in media-related companies, since 2004, and a Managing Director of Alvarez and Marsal, a professional services firm, since September 2009. Prior to that time Mr. Bernard served as	2009

Director
Name and Background	Since

Chief Executive Officer of Sekani, Inc., a privately held media licensing and digital media asset management company from 2000 to 2003, and as President of NFL Enterprises from 1994 to 2000, where he focused on the National Football League’s media businesses and international operations. From 1987 to 1993 Mr. Bernard served as President of Viacom Network Enterprises. He also previously served as a director of Atari, Inc. Mr. Bernard received a Master of Business Administration from Columbia University and a Bachelor of Arts from Syracuse University. Mr. Bernard is also a Certified Public Accountant.

The Board believes that Mr. Bernard’s media experience and his experience as a Certified Public Accountant make him qualified to serve as a director of the Company.
Christopher J. Davino, age 44, has served as one of our directors since January 2009 and as our President and Chief Executive Officer since September 2009. From January through August 2009, Mr. Davino served as our interim Chief Executive Officer. From 2007 to 2009, he was a principal and head of the Corporate Rescue Group of XRoads Solutions Group, LLC, a corporate restructuring management consulting company. At XRoads, Mr. Davino oversaw a national advisory practice of approximately 30 professionals providing strategic, operational and financial advice, interim and crisis management, and transactional services to financially distressed middle market companies and their various creditor and interest holder constituencies. Transactional services included mergers and acquisitions, debt and equity capital raising and balance sheet recapitalizations. From early 2006 until 2007, Mr. Davino was President of Osprey Point Advisors, LLC, a firm providing consulting and investment banking services to companies, including capital raising and mergers and acquisitions transactional services. From July 2004 through December 2005, Mr. Davino was President of E-Rail Logistics Inc., a rail-based logistics company, which he founded. Prior to that position, he worked as a restructuring professional at Financo Inc., an investment banking firm, Wasserstein Perella Co., an investment banking firm, and Zolfo Cooper & Co., an advisory and interim management firm providing restructuring services. Mr. Davino was previously a member of the Board of Directors of Hirsh International Corp., a public company, and has recently served as Chairman of the Board of Directors of Pendum Inc., a national ATM servicing business and a private company, where he directed the company’s restructuring activities, including the sale of the business. Mr. Davino received his Bachelor of Science from Lehigh University.	2009
The Board believes Mr. Davino is qualified to serve as a director not only because of his extensive executive management experience, but also because his insight as Chief Executive Officer of the Company is valuable to the Board.
Jack Jacobs, age 64, has served as one of our directors since January 2009. Mr. Jacobs has been a principal of The Fitzroy Group, Ltd., a firm that specializes in the development of residential real estate in London and invests both for its own account and in joint ventures with other institutions, for the past five years. He has held the McDermott Chair of Politics at West Point since 2005 and has served as an NBC military analyst since 2002. Mr. Jacobs was a co-founder and Chief Operating Officer of AutoFinance Group Inc., one of the firms to pioneer the securitization of debt instruments, from 1988 to 1989; the firm was subsequently sold to KeyBank. He was a Managing Director of Bankers Trust Corporation, a diversified financial institution and investment bank, where he ran foreign exchange options worldwide and was a partner in the institutional hedge fund business. He retired in 1996 to pursue investments. Mr. Jacobs’ military career included two tours of duty in Vietnam, where he was among the most highly decorated soldiers, earning three Bronze Stars, two Silver Stars and the Medal of Honor, the nation’s highest combat decoration. He retired from active military duty as a Colonel in 1987. Mr. Jacobs also serves as a member of the Board of Directors of Xedar Corporation and Visual Management Systems. Mr. Jacobs earned a Bachelor of Arts and a Master’s degree from Rutgers University.	2009
The Board believes Mr. Jacobs is qualified to serve on the Board of Directors of the Company because of his extensive executive management experience and his leadership skills.

Director
Name and Background	Since

Stephen W. Palley, age 65, has served as one of our directors since September 2009. Mr. Palley is a consultant to Consensus Securities, LLC, a broker dealer, where he engages in investment banking services. From 2005 to March 2010, he served as an Executive Director of Pali Capital, an investment bank in New York. Prior to that time, Mr. Palley served as a consultant to LLJ Capital, L.L.C., providing financial advisory services, principally to distressed companies in the telecom and media industries. From 1999 to 2002 Mr. Palley served as President and Chief Executive Officer of Source Media, Inc., and from 1997 to 1999 as a consultant to media companies through PSW Enterprises. From 1986 through 1996 Mr. Palley served as Executive Vice President and Chief Operating Officer of King World Productions, Inc., where he negotiated the syndication of successful entertainment properties, including the Oprah Winfrey Show. Mr. Palley also served as General Counsel of King World, and prior thereto practiced media and entertainment law with Berger & Steingut and Hardee Barovick Konecky & Braun. Mr. Palley received a Juris Doctor from Columbia University School of Law and a Bachelor of Arts from American University’s School of Government and Public Administration. Mr. Palley previously served as a director of The Roo Group.	2009
The Board believes that Mr. Palley is qualified to serve as a director due to his experience leading and advising media companies.
Mark A. Sellers, age 41, has served as Chairman of the Board since January 2009 and as one of our directors since July 2008. Mr. Sellers has been the founder and managing member of Sellers Capital LLC, an investment management firm, since 2003. Sellers Capital LLC manages Sellers Capital Master Fund, Ltd., a hedge fund that is our largest shareholder. Prior to founding Sellers Capital LLC, Mr. Sellers was the Lead Equity Strategist for Morningstar, Inc., a provider of investment research.	2008
The Board believes Mr. Sellers is qualified to serve as a director of the Company due to his extensive financial and investment experience. In addition, Mr. Sellers’ role as managing member of the Company’s largest shareholder provides a unique shareholder perspective to the Board.
Bruce Steinberg, age 53, has served as one of our directors since January 2009. Mr. Steinberg has over 20 years of media industry experience. Currently he advising Wananchi Group Holdings, a media company with emphasis on residential and corporate broadband, pay-tv and VoIP telephony in East Africa. Previously, he was the Chief Executive Officer of HIT Entertainment Limited, which creates internationally renowned children’s properties, including Bob the Builder, Barney, Thomas & Friends, Angelina Ballerina and Pingu, and which has activities spanning television and video production, publishing, consumer products, licensing and live events. Prior to HIT, Mr. Steinberg was the Chief Executive Officer of Fox Kids Europe N.V., General Manager of Broadcasting at BSkyB and the first Chief Executive Officer of UK Gold and UK Living TV from their launch in 1992 to their sale in 1997. He began his career at MTV Networks, where he held various positions in New York and Europe. He is currently a director of Arts Alliance Media, Europe’s leading provider of digital cinema technology, and a Board member of JDRF UK, a charitable organization dedicated to Type 1 diabetes. Mr. Steinberg received a MBA from Harvard Business School, a BA (Cantab) from Cambridge University and a BA from Columbia University.	2009
The Board believes that Mr. Steinberg is qualified to serve as a director of the Company due to his executive level experience with entertainment and media companies and his international experience with media companies.
Samuel S. Weiser, age 50, served as a member and the Chief Operating Officer of Sellers Capital LLC, an investment management firm, where he was responsible for all non-investment activities, from 2007 to 2010. Mr. Weiser is also an indirect investor in Sellers Capital Master Fund, Ltd., an investment fund managed by Sellers Capital LLC and Premier’s largest shareholder. From February through October 2009, Mr. Weiser provided consulting services to us through a consulting agreement. From April 2005 to 2007, he was a Managing Director responsible for the Hedge Fund Consulting Group within Citigroup Inc.’s Global Prime Brokerage division. From 2002 to April 2005, he was the President and Chief Executive Officer of Foxdale Management, LLC, a consulting firm founded by	2009

Director
Name and Background	Since

Mr. Weiser that provided operational consulting to hedge funds and litigation support services in hedge fund related securities disputes. Mr. Weiser also served as Chairman of the Managed Funds Association, a lobbying organization for the hedge fund industry, from 2001 to 2003. Mr. Weiser is also a former partner in Ernst & Young. He received a Bachelor of Arts in Economics from Colby College and a Master of Science in Accounting from George Washington University.

The Board believes that Mr. Weiser’s extensive financial and operational consulting experience makes him qualified to serve as a member of the Board of Directors.

In addition to the specific qualifications noted above, the Corporate Governance and Nominating Committee considers a number of other factors in choosing director nominees, including Board dynamics, reputation of potential nominees, recommendations of other directors and of shareholders, and how the nominee will contribute to the diversity of the Board. The Corporate Governance and Nominating Committee views diversity broadly, seeking to nominate individuals from varied backgrounds, perspectives and experiences. The Corporate Governance and Nominating Committee does not have a specific written policy on the diversity of the Board of Directors at this time.

Required Vote for Approval

Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election.

Recommendation of Our Board of Directors

Our Board of Directors recommends that shareholders vote “for” the election to the Board of each of the above nominees.

Proposal No. 2

Ratification of Selection of
Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm for our fiscal year 2011. We will present this selection to our shareholders for approval at the annual meeting. Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry, Bekaert & Holland, L.L.P., then the Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm. Even if our shareholders ratify the selection, the Audit Committee may, in its discretion, direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Cherry, Bekaert & Holland, L.L.P. to serve as our independent registered public accounting firm. Unless otherwise instructed in the proxy, the persons named in the enclosed proxy will vote the proxies “FOR” this proposal.

Cherry, Bekaert & Holland, L.L.P. has advised us that it will have a representative present at the annual meeting and that such representative will be available to respond to appropriate questions. Such representative will be given an opportunity to make a statement if he or she so desires. We do not expect Kempisty & Company, Certified Public Accountants, P.C., referred to as “Kempisty & Company,” to have a representative present at the annual meeting.

Kempisty & Company served as our independent registered public accounting firm in connection with the audit of our financial statements for our fiscal years ended February 29, 2008 and February 28, 2007, referred to as “fiscal year 2008” and “fiscal year 2007,” respectively.

On August 21, 2008, with the approval of our Audit Committee, we dismissed our independent registered public accountants, Kempisty & Company, and subsequently engaged Cherry, Bekaert & Holland, L.L.P. as our new independent registered public accountants for fiscal year 2009. The reports of Kempisty & Company on our consolidated financial statements for each of fiscal year 2007 and fiscal year 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During fiscal year 2008 and fiscal year 2007, and the subsequent interim period through August 21, 2008, there were no disagreements between us and Kempisty & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Kempisty & Company, would have caused Kempisty & Company to make reference to the subject matter of any such disagreements in connection with their reports on our financial statements for such years.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within fiscal year 2007, fiscal year 2008 or the subsequent interim period through August 21, 2008 preceding our determination not to renew the engagement of Kempisty & Company.

During fiscal year 2007 and fiscal year 2008, we did not consult with Cherry, Bekaert & Holland, L.L.P. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events required by applicable securities laws.

We provided Kempisty & Company with a copy of the disclosure set forth in this section prior to the date on which we filed our Current Report on Form 8-K that originally contained this disclosure and requested that Kempisty & Company provide us with a letter addressed to the SEC stating whether or not Kempisty & Company agrees with this disclosure. A copy of Kempisty & Company’s letter dated August 22, 2008 is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on August 27, 2008.

Fees Paid to Cherry, Bekaert & Holland, L.L.P.

We paid the following fees to Cherry, Bekaert & Holland, L.L.P. for fiscal year 2009 and 2010:

	Fiscal Year	Fiscal Year
	2009	2010

Audit fees	$316,926	$356,013
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$316,926	$356,013

Audit fees for fiscal year 2009 and 2010 included fees associated with audits of our financial statements and reviews of our financial statements included in our quarterly reports on Form 10-Q. Audit fees for fiscal year 2009 and 2010 also included fees associated with audits of internal controls over financial reporting (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002). We did not pay any other fees to our independent registered public accounting firm for fiscal year 2009 or fiscal year 2010.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The engagement of our independent registered public accounting firm for any non-audit accounting and tax services to be performed for us is limited to those circumstances where these services are considered integral to the audit services that it provides or in which there is another compelling rationale for using its services. Cherry, Bekaert & Holland, L.L.P. was not engaged to perform any non-audit services in fiscal year

2010. Pursuant to the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, the Audit Committee is responsible for the engagement of our independent registered public accounting firm and for pre-approving all audit and non-audit services provided by our independent registered public accounting firm that are not prohibited by law.

The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee, subject to reporting any such approvals at the next Audit Committee meeting. The Audit Committee monitors the services rendered and actual fees paid to our independent registered public accounting firm quarterly to ensure such services are within the scope of approval.

Our Audit Committee has pre-approved all services performed by our independent registered public accounting firm in fiscal year 2010. The pre-approval requirements are not applicable with respect to the provision of de minimis non-audit services that are approved in accordance with the Securities Exchange Act of 1934, as amended, and our Audit Committee’s charter.

Required Vote for Approval

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares of our common stock present at the annual meeting and cast on the proposal. Selection of our independent registered accounting firm is not required to be submitted to a vote of our shareholders for ratification. However, we are submitting this matter to our shareholders as a matter of good corporate governance. If our shareholders do not approve on an advisory basis our selection of Cherry, Bekaert & Holland, L.L.P., then the Audit Committee will consider the outcome of this vote in its future discussions regarding the selection of our independent registered public accounting firm.

Recommendation of Our Board of Directors

Our Board of Directors recommends that you vote in favor of the ratification of the selection of Cherry, Bekaert & Holland, L.L.P. as our independent registered public accounting firm.

Proposal No. 3

Approval of Amendment to Articles of Incorporation
to Authorize 20,000,000 Shares of
Preferred Stock, Par Value $0.0001 Per Share

On June 16, 2010, the Board of Directors unanimously resolved, subject to shareholder approval, to amend our Articles of Incorporation to authorize a new class of preferred stock consisting of 20,000,000 shares, par value $0.0001 per share. If Proposal 3 is approved, Article V of the Articles of Incorporation will be amended to increase the authorized capital to include 20,000,000 shares of newly authorized preferred stock.

We currently do not have any authorized preferred shares. However, we currently have 65,000,000 authorized shares of common stock. As of June 14, 2010, 47,877,733 shares of common stock were outstanding and 1,592,542 shares of common stock were subject to awards under the Company’s equity incentive plans.

If the Articles of Incorporation are amended to authorize the issuance of preferred stock, the Board would have discretion to establish various series of preferred stock and determine the number of shares, voting powers, rights (including dividend rights) and the qualifications, limitations or restrictions thereof, terms of redemption, conversion rights and liquidation preferences of each series so established, and the holders of our common stock would have no right to approve the terms of any such series, except to the extent required by NASDAQ listing standards. The purpose of authorizing the issuance of preferred stock is to provide the

Company with greater flexibility with respect to future financing and strategic transactions by allowing the Board to issue preferred stock expeditiously and without the delay and expense of obtaining further shareholder approval, unless such approval is otherwise required by law or the rules of NASDAQ. Recent economic developments have adversely affected the capital markets and the availability of capital for most corporations. In light of these trends, the Board has concluded that the Company should have a full range of capital financing alternatives available in its Articles of Incorporation .The charters of publicly traded companies very frequently include similar provisions in order to facilitate the prompt response to capital raising needs and other opportunities. By authorizing the issuance of preferred stock, we would increase our flexibility in meeting future capital needs.

The Board of Directors is submitting for shareholder approval an amendment to the Articles of Incorporation to effect this change in our authorized capital stock. The change in authorized capital stock would only become effective upon the affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s outstanding common stock and the subsequent filing of an amendment to the Articles of Incorporation. The full text of the proposed amendment is set forth in Exhibit A to this proxy statement, and this discussion is qualified in its entirety by reference to Exhibit A.

If the amendment is approved, we may issue shares of preferred stock and/or common stock in the future in connection with one or more of the following:

•	Financing transactions, including private offerings of preferred stock or convertible securities;

•	Strategic investments;

•	Partnerships or joint ventures; and

•	Other corporate purposes that have not yet been identified.

At this time, we do not have any plans, commitments, arrangements, understandings or agreements regarding the issuance of preferred stock following the approval of the amendment. However, the availability of preferred stock for issuance is, in the Board’s view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise.

In addition to these corporate purposes, the authorization of preferred stock could facilitate the adoption of a shareholder rights plan that could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our Board of Directors determines is not in the best interests of our shareholders. However, our Board of Directors is not proposing the amendment in response to any attempt or plan to obtain control of the Company. The issuance of preferred stock in connection with a shareholder rights plan may, under certain circumstances, dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The ability of our Board to establish the rights of, and to cause the Company to issue, substantial amounts of preferred stock without the need for shareholder approval could discourage potential acquirors or encourage such potential acquirors to negotiate with the Company’s Board of Directors. This could deprive stockholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the Company, such as selling their shares at a premium over market price. In addition, the issuance of preferred stock with voting rights could, under certain circumstances, create voting impediments with respect to attempts to change control of the Company or replace the current directors and management. For the foregoing reasons, the rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The additional shares might also be issued at times and under circumstances as to have a dilutive effect on earnings per share or the percentage ownership interest of the present holders of our common stock, none of whom have preemptive rights under our Articles of Incorporation to subscribe for additional securities that we may issue.

While the proposed amendment may have anti-takeover ramifications, the Board believes that the benefits it would confer on the Company outweigh any potential disadvantages. In addition to the enhanced ability to finance business acquisitions and secure capital, as discussed above, the Company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the Company and its shareholders and would increase the flexibility of the Board to institute additional mechanisms to maximize shareholders value in connection with a business combination transaction. The Board intends to issue preferred shares only for corporate purposes which the Board believes are in the best interests of the Company and its shareholders.

The Company’s wholly owned subsidiary, RMS Titanic, Inc., is party to ongoing maritime litigation in the United States District Court for the Eastern District of Virginia in which the court monitors the Company’s performance as salvor-in-possession of the RMS Titanic wreck and wreck site. In connection with this case, the Company has presented a multi-year plan to the court to enhance its role as the trustee of the Titanic wreck site. Due to this litigation, it is particularly important that any potential acquisition of or combination with the Company would proceed in an orderly manner and consistent with the Company’s pledge to the court. In the future, it is possible that the Board of Directors may consider the use of preferred shares, through a shareholder rights plan or otherwise, to provide the Board of Directors and the shareholders more time to consider fully any unsolicited take-over bid for the Company and to ensure that any resulting transaction proceeds in a manner acceptable to the court.

The full text of the proposed amendment is set forth in Exhibit A to this proxy statement, and this discussion is qualified in its entirety by reference to Exhibit A.

Required Vote for Approval

Approval of Proposal No. 3 requires the affirmative vote of a majority of outstanding shares entitled to vote, in person or by proxy. Abstentions and broker non-votes, if any, will have no effect on determining whether the proposal has received the requisite number of affirmative votes.

Recommendation of Our Board of Directors

Our Board of Directors recommends that you vote in favor of the proposed amendment to the Articles of Incorporation to authorize 20,000,000 shares of preferred stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of Mr. Bernard (chairman), Mr. Adams and Mr. Palley, each of whom is independent in accordance with the listing standards of the NASDAQ Global Market. The Audit Committee met six times in fiscal year 2010. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee’s charter, as adopted by the Board of Directors in April 2006.

The Audit Committee oversees the financial reporting process for the Company on behalf of the Board of Directors, and has other duties and functions as described in its charter.

Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The Audit Committee has:

•	reviewed and discussed the Company’s audited financial statements for fiscal year 2010 with management and the independent registered public accounting firm;

•	discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as adopted, amended, modified or supplemented by the Public Company Accounting Oversight Board; and

•	received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Company’s independent registered public accounting firm such firm’s independence.

When evaluating Cherry, Bekaert & Holland’s independence, the Audit Committee discussed with Cherry, Bekaert & Holland any relationships that may impact such firm’s objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by Cherry, Bekaert & Holland is compatible with maintaining such firm’s independence, and has satisfied itself with respect to Cherry, Bekaert & Holland’s independence from the Company and its management. Cherry, Bekaert & Holland did not provide any non-audit services to the Company in fiscal year 2010.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has also selected the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2011, and has submitted such selection for ratification by the Company’s shareholders at the annual meeting.

Audit Committee:

Ronald C. Bernard, Chairman
William M. Adams
Steven W. Palley

CORPORATE GOVERNANCE

Board and Committee Meetings

As of February 28, 2010, the Board of Directors consisted of nine members. During fiscal year 2010, the Board of Directors met nineteen times. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Our Board of Directors has affirmatively determined that each of Messrs. Adams, Banker, Bernard, Jacobs, Palley, Sellers, Steinberg and Weiser qualifies as independent in accordance with the listing standards of the NASDAQ Global Market, except that Mr. Sellers and Mr. Weiser would not be independent for purposes of serving on our Audit Committee due to their affiliation with Sellers Capital Master Fund, Ltd., our largest shareholder. In making these determinations, in addition to the matters described under “Related Party Transactions” on page 28 of this proxy statement, the Board considered the fact that Mr. Banker provided certain consulting services to the Company during fiscal year 2010 that were not sufficiently material to require disclosure under the applicable rules of the Securities and Exchange Commission. The independent directors meet regularly in executive sessions, which take place at least twice a year.

Board Leadership Structure

The Board of Directors has determined that having a Chairman separate from the Chief Executive Officer is in the best interest of the Company and its shareholders at this time. Separation of the Chairman and CEO position is viewed as a corporate governance “best practice” and the Board believes this structure provides for very effective monitoring and evaluation of executive performance. Mr. Sellers, managing member of the Company’s largest shareholder, serves as Chairman of the Board of Directors.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, a Financing and Strategic Alternatives Committee and a Litigation Committee. The current charters of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available on our website located at www.prxi.com under the heading “Investor Relations” under the subheading “Corporate Governance.” The information contained on our website is not a part of this proxy statement.

Audit Committee

Our Audit Committee was formed in April 2006. The current members of the Audit Committee are Mr. Bernard (Chairman), Mr. Adams and Mr. Palley. Our Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with the listing standards of the NASDAQ Global Market and applicable SEC rules. Our Board of Directors has designated Mr. Adams and Mr. Bernard, the Audit Committee Chairman, as “Audit Committee financial experts” under applicable SEC rules. See Proposal No. 1 for more information about Mr. Adams’ and Mr. Bernard’s background and experience.

Our Audit Committee serves as an independent and objective party to monitor our financial reporting process and internal control system; retains and pre-approves audit and any non-audit services to be performed by our independent registered accounting firm; directly consults with our independent registered public accounting firm; reviews and appraises the efforts of our independent registered public accounting firm; and provides an open avenue of communication among our independent registered public accounting firm, financial and senior management and the Board of Directors. The Audit Committee’s report relating to fiscal year 2010 is included in this proxy statement.

Compensation Committee

Our Compensation Committee was formed in April 2006. The current members of the Compensation Committee are Mr. Adams (chairman), Mr. Jacobs and Mr. Steinberg. Mr. Steinberg served as chair of the Compensation Committee until June 2010. Our Board of Directors has determined that each of the members of our Compensation Committee is independent in accordance with the listing standards of the NASDAQ Global Market. The Compensation Committee met eleven times in fiscal year 2010.

Our Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers. Among its duties, our Compensation Committee determines the compensation and benefits paid to our executive officers, including our President and Chief Executive Officer.

Our Compensation Committee annually reviews and determines salaries, bonuses and other forms of compensation paid to our executive officers and management, approves recipients of stock option awards and establishes the number of shares and other terms applicable to such awards.

Our Compensation Committee also determines the compensation paid to our Board of Directors, including equity-based awards. More information about the compensation of our non-employee directors is set forth in the section of this proxy statement titled “Director Compensation.”

In addition, our Compensation Committee is responsible for reviewing and discussing with management the Compensation Discussion and Analysis that SEC rules require be included in our annual proxy statement, preparing the Committee’s report that SEC rules require be included in our annual proxy statement, and performing such other tasks that are consistent with its charter. The Compensation Committee’s report relating to fiscal year 2010 is included herein.

Our Compensation Committee has the authority to delegate any of its responsibilities to subcommittees that are composed entirely of independent directors, as the Chairman of the Compensation Committee may deem appropriate.

For more information on the role of the Compensation Committee in determining executive compensation, see the section of this proxy statement titled “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating committee was formed in April 2006. The current members of the Corporate Governance and Nominating Committee are Mr. Banker (Chairman), Mr. Jacobs and Mr. Sellers. The Board of Directors has determined that each member of our Corporate Governance and Nominating Committee is independent in accordance with the listing standards of the NASDAQ Global Market. The Corporate Governance and Nominating Committee met three times in fiscal year 2010.

Our Corporate Governance and Nominating Committee is charged with recommending the slate of director nominees for election to the Board of Directors, identifying and recommending candidates to fill vacancies on the Board, and reviewing, evaluating and recommending changes to our corporate governance processes. Among its duties and responsibilities, the Corporate Governance and Nominating Committee periodically evaluates and assesses the performance of the Board of Directors; reviews the qualifications of candidates for director positions; assists in identifying, interviewing and recruiting candidates for the Board; reviews the composition of each committee of the Board and presents recommendations for committee memberships; reviews the compensation paid to non-employee directors; and reviews and recommends changes to the charter of the Corporate Governance and Nominating Committee and to the charters of other Board committees.

The process to be followed by the Corporate Governance and Nominating Committee to identify and evaluate candidates includes (i) requests to Board members, our Chief Executive Officer, and others for recommendations, (ii) meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and (iii) interviews of selected candidates.

The Corporate Governance and Nominating Committee considers recommendations for nomination to the Board of Directors submitted by shareholders.

Our Bylaws set forth the requirements for the submission of such nominations by shareholders for election at a meeting of our shareholders. For a nomination to be made by a shareholder, such shareholder must have given timely notice in proper written form to us. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 45 days nor more than 60 days prior to the date of the meeting of shareholders.

To be in proper written form, a shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election as a director, the following information:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or in other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

In addition, as to the shareholder giving the notice, the notice must set forth:

•	the name and record address of such shareholder;

•	the class or series and number of shares of capital stock that are owned beneficially or of record by such shareholder;

•	a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	any other information relating to such shareholder that would be required to be disclosed in a proxy statement or in other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended.

Such notice must be accompanied by the written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Recommendations for nomination, together with appropriate biographical information, should be sent to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary. The qualifications of recommended candidates will be reviewed by the Corporate Governance and Nominating Committee.

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Corporate Governance and Nominating Committee seeks candidates who are independent pursuant to the listing standards of the NASDAQ Global Market and who meet certain selection criteria established by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole.

Financing and Strategic Alternatives Committee

Our Financing and Strategic Alternatives Committee was formed in March 2009. The current members of the Financing and Strategic Alternatives Committee are Mr. Adams (Chairman), Mr. Bernard and Mr. Davino.

The Financing and Strategic Alternatives Committee is a standing committee of the Board, formed to consider and investigate, as needed, potential financing transactions and other potential strategic transactions for the Company.

Litigation Committee

Our Litigation Committee was formed in February 2009. The current members of the Litigation Committee are Mr. Palley (Chairman), Mr. Bernard and Mr. Weiser.

The Litigation Committee is a standing committee of the Board formed to monitor significant litigation involving the Company.

Risk Oversight

The Board of Directors is responsible for the oversight of the Company’s risk management efforts. While the full Board of Directors is ultimately responsible for this oversight function, individual committees may consider specific areas of risk from time to time as directed by the Board. In addition, in accordance with applicable regulations and its charter, the Audit Committee periodically considers all financial risks of the Company. Members of management responsible for particular areas of risk for the Company provide presentations, information and updates on risk management efforts as requested by the Board or a Board committee.

Shareholder Communications

Shareholders may send correspondence by mail to the full Board of Directors or to individual directors. Shareholders should address such correspondence to the Board of Directors or the relevant Board members in care of: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary.

All shareholder correspondence will be compiled by our Secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy or similar substantive matters will be forwarded to the Board of Directors, one of the committees of the Board, or a member thereof for review. Correspondence relating to the ordinary course of business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications are usually more appropriately addressed by the officers or their designees and will be forwarded to such persons accordingly.

Director Compensation

Our Compensation Committee annually reviews and approves compensation for our non-employee directors. Generally, the Compensation Committee sets director compensation at a level that is intended to provide an incentive for current directors to continue in their roles and for new directors to join our Board of Directors.

New Director Compensation Plan

On April 23, 2009, our Board of Directors approved a new director compensation plan to attract and retain qualified directors to assist us in efforts to turnaround our the performance of our Company. Under the new plan, we pay an annual retainer of $90,000 to each of our non-employee directors, which is paid partly in equity and partly in cash. The purpose of the equity component is to better align the interests of our directors with those of our shareholders. The directors do not receive additional fees for attendance at Board or Board committee meetings. Mr. Sellers does not accept any compensation for his services as a director or chairman of our Board of Directors.

For the 2009 calendar year, due to the limited availability of shares under our 2007 Restricted Stock Plan, each non-employee director was requested to elect $20,000 of the annual retainer to be paid in equity and $70,000 of the annual retainer to be paid in cash. Equity compensation is in the form of restricted stock units vesting on the earlier of (i) January 1, 2010, (ii) a change-of-control, or (iii) the day when a director ceases to serve on our Board of Directors. If a director ceased to be a member of our Board of Directors, his restricted stock units vested immediately and proportionately to the period of time served by the director during the year. The restricted stock units were payable to the non-employee director, in shares of our common stock, within 20 days after becoming vested, and any units that did not vest were forfeited. Cash compensation was paid monthly.

For the 2010 calendar year, each non-employee director could elect to receive the annual retainer in either (a) $50,000 equity and $40,000 cash or (b) $20,000 equity and $70,000 cash. Equity compensation is in the form of restricted stock units granted under the 2009 Equity Incentive Plan and vesting on the earlier of (i) January 1, 2011, (ii) a change-of-control, or (iii) the day when a director ceases to serve on our Board of Directors. If a director ceases to be a member of our Board of Directors, his restricted stock units will vest immediately and proportionately to the period of time served by the director during the year. The restricted stock units will be payable to the non-employee director, in shares of our common stock, within 20 days after becoming vested, and any units that do not vest will be forfeited. Cash compensation is paid monthly.

2010 Director Compensation Table

The following table sets forth information regarding the compensation of our non-employee directors for fiscal year 2010. Information about the compensation of Mr. Davino for his services during fiscal year 2010 is fully reflected in the 2010 Summary Compensation table.

	Fees Earned
	or Paid in		Stock		Option	All Other
	Cash		Awards		Awards	Compensation	Total
Name	($)		($)(1)		($)(2)	($)(3)	($)

William M. Adams	70,000	(5)	20,000	(6)	—	—	90,000
Douglas Banker	71,900	(5)	20,000	(6)	—	81,187	173,087
Ronald Bernard(4)	41,667	(5)	3,333	(6)	—	—	45,000
N. Nick Cretan(7)	31,367	(5)	8,612	(6)	—	855	40,834
Mark A. Hugh Sam(7)	29,167	(5)	8,612	(6)	—	—	40,178
Jack Jacobs	70,000	(5)	20,000	(6)	—	—	90,000
Steve Palley(4)	41,667	(5)	3,333	(6)	—	—	45,000
Alan B. Reed(7)	32,267	(5)	8,612	(6)	—	2,399	40,881
Mark A. Sellers(8)	—		—		—	—	—
Bruce Steinberg	70,000	(5)	20,000	(6)	—	—	90,000
Samuel Weiser(4)	50,833	(5)	8,333	(6)	—	143,750	202,916

(1)	Represents the full grant date fair value computed in accordance with FASB ASC Topic 718, on the same basis as disclosed in footnote 2 to the 2010 Summary Compensation Table.

(2)	We did not grant any stock option awards to our non-employee directors for fiscal year 2010. As of February 28, 2010, the following vested and unvested stock option awards, in aggregate, were outstanding: Douglas Banker — 225,000 options.

(3)	For Mr. Banker, includes $8,189 in health insurance premiums under a benefit plan previously available to directors of the Company and $72,998 for consulting services provided to the Company. For Mr. Weiser, includes consulting services provided to the Company, as more fully described under “Certain Relationships and Related Party Transactions” on page 28 of this proxy statement. For Messrs. Cretan and Reed, includes health insurance premiums under a benefit plan previously available to directors of the Company in the amount of $855 and $2,399, respectively.

(4)	Mr. Weiser was elected as a director by the shareholders of the Company on August 6, 2009. Messrs. Bernard and Palley were elected as directors by the Board effective September 15, 2009.

(5)	Represents the amount earned with respect to fiscal year 2010. The amounts reported for Messrs. Banker, Cretan, Hugh Sam and Reed include meeting fees paid in early 2009 pursuant to a previous director compensation plan, before the current director compensation program was adopted.

(6)	Messrs. Adams, Banker, Cretan, Hugh Sam, Jacobs, Reed and Steinberg were each granted 27,398 restricted stock units as of April 23, 2009. The amounts shown in this column include the portion of these units attributable to the period from March 1, 2009 to December 31, 2009. Messrs. Cretan, Hugh Sam and Reed did not stand for reelection at the last annual meeting, accordingly this column reflects the pro rata portion of this grant for the period from March 1, 2009 until August 6, 2009; the remaining shares in this grant were forfeited as of that date. On January 1, 2010, the directors were granted additional restricted stock units in accordance with their elections to receive yearly director fees in a split of cash and restricted stock units. Messrs. Adams, Banker, Bernard, Jacobs, Palley and Steinberg elected to receive their compensation as $70,000 cash and $20,000 in restricted stock units; Mr. Weiser elected to receive his compensation as $40,000 cash and $50,000 in restricted stock units. The amounts shown in this column include the portion of these units attributable to the period from January 1, 2010 to February 28, 2010.

(7)	Messrs. Cretan, Hugh Sam and Reed did not stand for reelection at the last annual meeting of shareholders. Their terms as directors expired on August 6, 2009.

(8)	Mr. Sellers has elected not to receive any compensation for his services as a director or the Chairman of our Board of Directors.

Director Attendance at Annual Meetings

Our policy is that all directors, absent special circumstances, should attend our annual meeting of shareholders. All directors and nominees named in our proxy statement for the 2009 Annual Meeting of Shareholders were in attendance at that meeting.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee: (i) was an officer or employee of ours or any of our subsidiaries during fiscal year 2010; (ii) was formerly an officer of ours or any of our subsidiaries; or (iii) had any relationship requiring disclosure in this proxy statement pursuant to SEC rules. In addition, none of our executive officers served: (i) as a member of the Compensation Committee (or any other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) as a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) as a member of the Compensation Committee (or any other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of our company.

EXECUTIVE OFFICERS

We are currently served by four executive officers:

Christopher J. Davino, age 44, serves as our president and Chief Executive Officer. Further information about Mr. Davino is set forth in Proposal No. 1.

John A. Stone, age 43, has served as our Chief Financial Officer since May 13, 2009. Prior to Premier, Mr. Stone served at S1 Corporation, a provider of customer interaction software solutions for financial and payment services, as Chief Financial Officer from February 2006 to August 2008; Senior Vice President of Global Finance from October 2005 to January 2006; and Global Controller from June 2004 until October 2005. From April 2003 to June 2004, Mr. Stone was Vice President of Finance, Corporate Controller of EarthLink, a provider of Internet access and communication services. Mr. Stone has a Bachelor of Business Administration degree from the University of Georgia and is a Certified Public Accountant.

Robert A. Brandon, age 59, has served as our General Counsel, Vice President of Business Affairs and Secretary since October 23, 2009. Mr. Brandon joined the Company as Deputy General Counsel in June 2008. In 1984, Mr. Brandon began his legal career with Proskauer Rose, L.P. where he was a corporate associate. From 1988 to 2007, Mr. Brandon worked in the Legal Department at Madison Square Garden, L.P., functioning as Senior Vice President — Legal and Business Affairs for his last ten years there, with duties that included oversight of all legal work for the Booking, Concert Promotion and Theatrical Divisions of Madison Square Garden and Radio City Music Hall. Thereafter, he was a self-employed legal consultant for clients in the entertainment and media industries until joining the Company. Mr. Brandon has a Bachelor of Arts degree from Colgate University and a Juris Doctorate from Brooklyn Law School.

M. Kris Hart, age 44, has served as our Vice President and Chief Marketing Officer since May 13, 2010. Prior to Premier, Ms. Hart served as Vice President, Brand Management at Harrah’s Entertainment from October 2004 to November 2009 where she played a key role with Harrah’s acquisition of Caesars Entertainment. Before Harrah’s, Ms. Hart directed an Innovation team at Coca-Cola focused on experiential marketing and customization packaging. Ms. Hart began her career as an intern at Citibank, N.A. as a Business Strategy Analyst, New Product Development. Between 1992 and 2002, Ms. Hart served in various marketing roles at such companies as American Airlines, Pagenet, Arch Communications, and Intel Corp. Ms. Hart has a Bachelor of Arts degree from Auburn University and a Masters of Business Administration degree from Vanderbilt University.

EXECUTIVE COMPENSATION

The following section contains a description and analysis of the compensation arrangements and decisions we made for fiscal year 2010 for our executive officers named in the 2010 Summary Compensation Table that follows this section. Throughout this proxy statement, the persons included in the 2010 Summary Compensation Table are referred to as our “named executive officers.”

Compensation Discussion and Analysis

Introduction

Our fiscal year 2010 continued to be a transition year for our Company in terms of our executive leadership and executive compensation programs and policies.

During fiscal year 2009 the composition of the Board of Directors and Compensation Committee significantly changed. In addition, the senior management team changed and Chris Davino, then a principal and head of the corporate rescue group of XRoads Solutions Group, LLC, a corporate restructuring management consulting company, was appointed as our interim President and Chief Executive Officer on January 28, 2009. Our other management changes during fiscal year 2009 or early fiscal year 2010 included Mr. Ingalls’ resignation as our Chief Financial Officer, Kelli L. Kellar’s resignation as our acting Chief Financial Officer and Chief Accounting Officer, Brian Wainger’s resignation as our Vice President and Chief Legal Counsel, and Thomas Zaller’s departure as our Vice President of Exhibitions. John A. Stone, our new Chief Financial Officer, was appointed as of May 13, 2009. On September 3, 2009, Mr. Davino was appointed as the Company’s President and Chief Executive Officer, replacing his agreement to serve on an interim basis. On October 23, 2009, Robert Brandon, the Company’s former Deputy General Counsel, was appointed to the position of General Counsel and Vice President of Business Affairs and became an executive officer of the Company. In May 2010, Kris Hart was appointed to the position of Vice President and Chief Marketing Officer.

The consent solicitation led by Sellers Capital in 2009 involved six of our nine current directors. In making their case to our shareholders as part of the consent solicitation, these directors strongly criticized the compensation that we paid to our senior executives, our hiring practices, and the governance that we followed in making compensation and hiring decisions. These directors expressed their intent to reform our practices in these areas and to provide compensation for our senior managers that is more clearly aligned with the interests of our shareholders. As a result, the approach of the Compensation Committee to making executive compensation decisions in fiscal year 2010 began to shift from prior practices toward policies that better align executive compensation with the interests of our shareholders.

Compensation Policies and Practices for Fiscal Year 2010 and the Future

During the last fiscal year the Compensation Committee has focused on assisting the Company in rebuilding its management team and establishing effective compensation programs for the executives who have been appointed. While longer term compensation policies and practices of the Company continue to evolve due to the recent changes in the Board of Directors and the management team, the Compensation Committee continues to be guided in its decisions by the four main principles the Committee identified in its last Compensation Discussion and Analysis. First, we are committed to paying competitive compensation, which we believe is necessary to attract and retain qualified executive officers, particularly in light of the company’s challenging financial circumstances. Second, we are committed to linking pay to performance through incentive compensation that is tied to specific performance criteria and achievement. Third, the interests of our executive officers should be aligned with the interests of our shareholders, which we believe can be promoted through performance-based awards tied to the achievement of our business objectives and equity-based awards. Fourth, our most important objective is the long-term increase in shareholder value, which in the near term involves positioning the Company for future growth and success.

Role of Our Compensation Committee

The duties and responsibilities of our Compensation Committee are set forth in the Committee’s charter, as adopted by our Board in April 2006. The charter of our Compensation Committee is available on our website located at www.prxi.com under the heading “Investor Relations” under the subheading “Corporate Governance.” We have included additional information about our Compensation Committee in the section of this proxy statement titled “Corporate Governance — Compensation Committee.”

Under its charter, our Compensation Committee is charged with assisting our Board in fulfilling its responsibilities relating to the compensation of our executive officers. The charter requires the Committee to be composed of at least three directors, all of whom must satisfy the independence requirements under the listing rules of the NASDAQ Global Market. As of February 28, 2010, the Committee was composed of Mr. Steinberg, Chair, Mr. Adams and Mr. Jacobs, each of whom has been determined by the committee and our Board to meet these independence requirements. The principal responsibilities and functions of the Committee include: reviewing the competitiveness of our executive compensation programs; reviewing and approving the compensation structure for our executive officers; overseeing the annual evaluations and approving the annual compensation for our executive officers; reviewing and approving compensation packages for new executive officers; reviewing and making recommendations regarding long-term equity-based and other incentive compensation plans; and reviewing our employment practices.

Our Compensation Committee has not determined to recommend amendments to the Committee’s charter at this time, although it will review the charter and consider recommending changes on an annual basis.

Compensation Plans and Programs

Historically, the Company has entered into employment agreements with our executive officers, and the Company entered into employment agreements with Mr. Davino and Mr. Stone in fiscal year 2010 and with Mr. Brandon and Ms. Hart in early fiscal year 2011. As we hire additional executive officers, we expect that we will provide these new hires with employment agreements on competitive terms as well.

Our Compensation Committee believes that equity-based awards are essential to align the interests of our executive officers with the interests of our shareholders. At the last Annual Meeting, the shareholders of the Company adopted the Premier Exhibitions, Inc. 2009 Equity Incentive Plan, which provides a mechanism for making equity awards to directors, executive officers and other employees of the Company. Currently 1,423,000 shares remain available for future grants under the 2009 Equity Incentive Plan.

In the past, the Company has not utilized a formal peer group for consideration of our executive compensation decisions and generally has not utilized the advice of outside compensation consultants. In addition, the company has not had a specific policy for the allocation of compensation between short-term and long-term compensation or between cash and equity compensation. As we continue to review our compensation policies and programs and as we hire additional executive officers, we will continue to consider whether one or more of these practices would be appropriate for the Company and the Compensation Committee’s processes.

Mr. Davino’s Compensation

When our newly composed Board was recognized on January 28, 2009, it appointed Mr. Davino as our interim President and Chief Executive Officer. Given our Company’s deteriorating financial condition and the significant changes in the composition of our Board and management, our Board believed that it was critical to select an interim chief executive officer with substantial turnaround experience. Our Board also determined that it was appropriate to provide a compensation package to Mr. Davino that would be competitive in the marketplace for turnaround specialists, who were acknowledged to be in demand during the current economic downturn. At that time Mr. Davino’s service with the Company was expected to be temporary in nature.

In connection with Mr. Davino’s appointment on this interim basis, our Compensation Committee approved compensation for Mr. Davino that included a base salary of $50,000 per month and a cash bonus of up to $35,000 per month, based on the achievement of performance milestones that were required to be determined by our Compensation Committee. We also agreed to reimburse Mr. Davino’s living and commuting expenses not in excess of $9,500 per month in connection with his services in Atlanta, Georgia, where our principal executive office is located. Mr. Davino’s compensation package as interim President and Chief Executive Officer did not include an equity component and did not provide any severance payments upon termination of the agreement for any reason. The terms of this compensation package are set forth in Mr. Davino’s initial employment agreement with us, which was approved by our Compensation Committee and Board of Directors and is summarized in the section of this proxy statement titled “Employment Agreements.”

Mr. Davino was initially hired as a consultant through XRoads Solutions Group, LLC, and his interim compensation was negotiated on that basis. As part of the deliberations in determining this compensation package, our Compensation Committee considered the levels of base and incentive compensation and reimbursements that would be necessary to recruit and retain an experienced turnaround specialist such as Mr. Davino to our Company during a period of very challenging circumstances. The Committee specifically considered prevailing market rates for an experienced turnaround specialist, and sought to set Mr. Davino’s total compensation opportunity in-line with such market rates. The committee also determined that, although most of Mr. Davino’s compensation would be fixed, a significant portion should be subject to the performance-based bonus, which would provide a strong incentive to Mr. Davino to meet our short-term goals relating to stabilizing and turning-around the Company.

Since Mr. Davino’s tenure as our interim President and Chief Executive Officer was initially contemplated to be short-term in nature, the Committee did not believe that it was appropriate to include in his compensation package an equity component, which is generally intended to provide a long-term incentive. Similarly, the Committee believed that Mr. Davino’s contemplated short tenure did not warrant the protection that could be provided through a severance payment obligation. With respect to his bonus opportunity under this agreement, the Compensation Committee determined performance milestones related to Mr. Davino’s first four months of employment with the Company, including: developing a stabilization plan; developing a revenue architecture and go-to-market strategy for exhibitions; reengineering the Company’s infrastructure and reducing costs; obtaining rescue financing; renegotiating or replacing key third party contractual relationships; and developing a long-term strategic business plan framework for approval by our Board. In setting these milestones, our Compensation Committee believed that, in light of our current financial circumstances and the need for the Company to be stabilized and turned-around, it was critical to develop performance criteria focused on the Company’s short-term needs and goals. Our Compensation Committee also recognized that Mr. Davino’s engagement was contemplated to be on a short-term basis, and the Committee therefore sought to provide an incentive for Mr. Davino to achieve specific results during his expected tenure with the Company. Due to our distressed financial circumstances and the many conditions at the Company that needed to be addressed, the short-term goals for our Company that were embodied in Mr. Davino’s performance milestones were extensive.

Effective September 3. 2009, Mr. Davino was appointed as President and Chief Executive Officer of the Company on a permanent basis, and at that time the Compensation Committee entered into a new employment agreement with Mr. Davino based on his change in position (the “Agreement”). Pursuant to the Agreement, Mr. Davino receives an annual salary of $290,000, a housing stipend of $2,000 per month and reimbursement of commuting expenses. The Agreement provides Mr. Davino with an annual incentive bonus opportunity, with a “target” annual incentive opportunity equal to 50 percent of his annual base salary. The Compensation Committee set performance criteria for Mr. Davino’s fiscal year 2010 bonus opportunity, with 25% of the bonus predicated on achievement of goals related to executive team development, 25% based on the achievement of certain financial targets and 50% based on progress against key objectives related to the Company’s Titanic and Bodies exhibitions. With respect to the financial goals, Mr. Davino receives 30% of the portion of the bonus paid on achievement of the financial objectives if he meets projected Adjusted EBITDA (defined as EBITDA plus stock compensation expense and impairment expense) and 100% of the portion of the bonus paid on achievement of the financial objectives if Adjusted EBITDA is $1 million better than projected. In June 2010, the Compensation Committee declared and paid a bonus of $36,250 to Mr. Davino, representing half of his bonus opportunity for that time period.

In connection with the entry into the Agreement, the Company made a one-time stock option grant to Mr. Davino providing for the purchase of 1,170,000 shares of the Company’s common stock, which has an exercise price per share equal to the closing price per share of the Company’s common stock on the grant date and will vest one-third per year over three years. Because Mr. Davino’s employment is now more permanent in nature, the Compensation Committee believes it is imperative that Mr. Davino have a significant portion of his compensation in the form of equity, in order to better align his interests with those of shareholders over the longer term.

If the Company terminates Mr. Davino without cause or elects not to renew the Agreement, or if Mr. Davino resigns for good reason, he will be entitled to a severance payment equal to 150 percent of his annual base salary and his annual incentive bonus for the year of termination, calculated pursuant to the Agreement. Upon any termination that triggers severance, Mr. Davino’s stock options will vest in full and will remain exercisable for two years following the termination. The Committee believes that this level of severance payment is comparable to the severance agreements of chief executive officers of other corporations of a similar size, and provides Mr. Davino with appropriate security given the difficult financial position of the Company at the time it entered into his employment agreement.

Compensation of Other Executive Officers

Effective as of May 13, 2009, we hired John A. Stone as our Chief Financial Officer. Mr. Stone was most recently the Chief Financial Officer of S1 Corporation, a public company listed on the NASDAQ Global Market that provides customer interaction software solutions for financial and payment services.

In connection with Mr. Stone’s appointment as our Chief Financial Officer, our Compensation Committee approved compensation for Mr. Stone that includes a base salary of $220,000 per year, a performance bonus opportunity that will be consistent with the incentive compensation programs that will be developed by our Compensation Committee, and a restricted stock grant of 75,000 shares of our common stock that vest over three years. In addition, if Mr. Stone is terminated by us without cause, he terminates his employment for good reason, or his employment is in certain circumstances terminated after we hire a new chief executive officer or sell the Company, he will be entitled to severance pay equal to four months of his base salary and accelerated vesting of restricted stock that would have vested in that anniversary year. The terms of this compensation package are set forth in Mr. Stone’s employment agreement with us, which has been approved by our Compensation Committee and is summarized in the section of this proxy statement titled “Employment Agreements.”

Effective as of October 23, 2009, we appointed Robert A. Brandon as General Counsel and Vice President of Business Affairs. Mr. Brandon was most recently the Deputy General Counsel of the Company.

In connection with Mr. Brandon’s appointment as our General Counsel, our Compensation Committee approved compensation for Mr. Brandon that includes a base salary of $240,000 per year, a performance bonus opportunity of 25% of his base salary, and a restricted stock grant of 60,000 additional shares of our common stock that vest over three years. In accordance with the terms of Mr. Brandon’s initial employment agreement, entered into in June 2008, if Mr. Brandon is terminated without cause he is entitled to the remainder of his base salary through June 2011. Under the newly approved compensation terms for Mr. Brandon, he will also be entitled to accelerated vesting of restricted stock that would have vested in the anniversary year. The terms of this compensation package are set forth in an amendment to Mr. Brandon’s employment agreement with us, which has been approved by our Compensation Committee and is summarized in the section of this proxy statement titled “Employment Agreements.”

Effective as of May 12, 2010, we hired Kris Hart as our Vice President and Chief Marketing Officer. Ms. Hart was most recently the Vice President, Brand Management for Harrah’s Entertainment in Las Vegas, Nevada.

In connection with Ms. Hart’s appointment as our Vice President and Chief Marketing Officer, our Compensation Committee approved compensation for Ms. Hart that includes a base salary of $225,000 per year, a performance bonus opportunity that will be consistent with the incentive compensation programs that will be developed by our Compensation Committee, and a restricted stock grant of 75,000 shares of our common stock that vest over three years. In addition, if Ms. Hart is terminated by us without cause or she terminates her employment for good reason, she will be entitled to severance pay equal to six months of her base salary and accelerated vesting of restricted stock that would have vested in that anniversary year. Ms. Hart’s compensation package is generally consistent with the form of compensation arrangement the Company provided to Mr. Stone, and is the general format the Compensation Committee anticipates using for future executive officers appointed by the Board of Directors. The terms of this compensation package are set forth in Ms. Hart’s employment agreement with us, which has been approved by our Compensation Committee and is summarized in the section of this proxy statement titled “Employment Agreements.”

In developing the compensation of Mr. Stone, Mr. Brandon and Ms. Hart, our Compensation Committee established a salary to provide each with a base level of compensation and a performance bonus opportunity that will be determined pursuant to the incentive compensation programs developed by the Committee during fiscal year 2011. The Committee also believes that an equity award, in the form of restricted stock vesting over time, is an important component to provide the executives with an incentive to remain with the Company over time and to provide them with an interest that is aligned with the interests of our shareholders. In arriving at these compensation packages, our Compensation Committee considered the past compensation levels and equity awards provided to our other current and previous senior officers, the Committee’s knowledge of the market for similar personnel, and, in the case of Mr. Stone and Ms. Hart, advice from the executive search firms that assisted us in finding and recruiting each to the Company. The severance rights provided to the executives are considered by the Committee to be a reasonable payment amounts in order to provide the executives with some security in joining the Company at a time when our future growth and success are uncertain.

Tax, Accounting and Other Considerations

Our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the annual deduction a public company can take for U.S. federal income tax purposes for compensation paid to certain employees to $1.0 million each. Our Compensation Committee expects that all compensation we pay to our executive officers in fiscal year 2011 will be deductible for federal income tax purposes but our Compensation Committee reserves the discretion to approve compensation that will not meet these requirements as necessary to ensure competitive levels of total executive compensation for our executive officers. Although our Compensation Committee considers minimizing federal income tax expense an important goal in our financial planning process, it does not expect that it will be the only or even the most important goal.

When approving the terms of any equity awards, our Compensation Committee will consider the accounting implications of a given award, including the estimated expense, and will consider the dilution to our shareholders’ holdings. The Committee recognizes that any equity-based awards will be dilutive to our existing shareholders, but believes that these awards are necessary to attract and retain the talent that we need to turn the Company around.

Compensation Committee Report

The Compensation Committee, which is comprised entirely of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement in accordance with Item 402(b) of Regulation S-K, as promulgated by the Securities and Exchange Commission. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Bruce Steinberg, Chairman
Will Adams
Jack Jacobs

2010 Summary Compensation Table

The table below presents information regarding the compensation for fiscal years 2010, 2009, and 2008 for our President and Chief Executive Officer, our Chief Financial Officer, our former chief financial officer, and all of our other executive officers employed by us at any time during fiscal year 2010. The individuals listed in the Summary Compensation Table are referred to collectively in this proxy statement as the “named executive officers.”

				Stock	Option	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position(1)	Year	($)	($)	($)(2)	($)(2)	($)(3)	($)

Christopher J. Davino(4)	2010	449,038	246,280	—	737,100	25,523	1,457,911
President and Chief Executive Officer	2009	54,839	35,000 (5)	—	—	12,470	102,309
John Stone(6)	2010	177,954	8,462	58,500	—	11,707	256,623
Chief Financial Officer
Kelli L. Kellar(7)	2010	31,238	—	—	—	144,001	175,239
Former Acting Chief	2009	152,882	5,000	—	—	11,865	169,747
Financial Officer and Chief Accounting Officer	2008	70,288	38,300	276,150	83,600	4,907	473,245
Robert Brandon(8)	2010	220,997	75,500	—	—	15,903	312,400
General Counsel and Vice President of Business Affairs

(1)	Ms. Hart was appointed as our Chief Marketing Officer on May 13, 2010, after the end of fiscal year 2010, and is, therefore, not included in this table.

(2)	The dollar value of restricted stock and option grants represent the grant date fair value calculated in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 9 (Stock Compensation and Stock Options) to the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal year 2010.

(3)	The amounts in the All Other Compensation Column for fiscal year 2010 consist of the following compensation items:

		Medical		Living and
		Insurance	Auto	Commuting		Unpaid
	Year	Premiums	Allowance	Allowance	Relocation	Vacation	Severance	Consulting	Total
Name	(a)	($)	($)	($)	($)	($)	($)	($)	($)

Christopher J. Davino	2010	9,009		16,514					25,523
John Stone	2010	11,707							11,707
Kelli L. Kellar	2010	14,547					129,454		144,001
Robert Brandon	2010	15,903							15,903

(a)	The table above summarizes the amounts in the All Other Compensation Column for fiscal year 2010. The All Other Compensation Column for fiscal year 2008 includes medical expenses of $4,907 for Ms. Kellar. The All Other Compensation Column for fiscal year 2009 includes medical insurance premiums of $11,865 for Ms. Kellar and $2,051 in medical insurance premiums and $10,419 in living and commuting allowances for Mr. Davino.

(b)	Pursuant to her employment agreement, upon her resignation on May 15, 2009, Ms. Kellar became entitled to a severance payment of $150,000 and continued health insurance benefits. The amount in this column represents the severance payment received by Ms. Kellar during fiscal year 2010.

(4)	Mr. Davino was appointed as our interim President and Chief Executive Officer on January 28, 2009, following the conclusion of Sellers Capital LLC’s consent solicitation. On the same day, he was seated as one of our directors. On September 3, 2009, Mr. Davino was appointed as our permanent President and Chief Executive Officer.

(5)	Amount included in this column includes $35,000 of bonus earned for fiscal year 2009 but not determined and paid until fiscal year 2010. This bonus was not included in Mr. Davino’s 2009 compensation in the proxy statement for the 2009 annual meeting of shareholders.

(6)	Mr. Stone was appointed as our Chief Financial Officer on May 13, 2009.

(7)	Ms. Kellar resigned from the Company effective May 15, 2009.

(8)	Mr. Brandon was appointed as our General Counsel and Vice President of Business Affairs on October 23, 2009. He was previously Deputy General Counsel for the Company.

2010 Grants of Plan-Based Awards

The following table shows the estimated payout under Mr. Davino’s bonus arrangements, as further described in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Employment Agreements” and grants of equity awards to Mr. Davino and Mr. Stone during fiscal year 2010.

						All Other		All Other
						Stock		Option		Exercise	Grant
						Awards:		Awards:		or Base	Date Fair
		Estimated Future Payouts				Number of		Number of		Price of	Value of
		Under Non-Equity Incentive Plan Awards				Shares of		Securities		Option	Stock and
	Grant	Threshold	Target		Maximum	Stock of		Underlying		Awards	Option
Name	Date	($)	($)		($)	Units: (#)		Options: (#)		($/sh)	Awards

Christopher J. Davino	1/28/2009		$210,000	(1)
	9/3/2009		$72,500	(2)
	9/3/2009							1,170,000	(3)	$0.69	$737,100
John Stone	5/13/2009					75,000	(4)				$58,500
Kelli L. Kellar		—	—		—	—		—		—	—
Robert A. Brandon		—	—		—	—		—		—	—

(1)	Represents the estimated future bonus payouts upon Mr. Davino’s satisfaction of the performance criteria established by our Compensation Committee for the period Mr. Davino served as interim president and chief executive officer. This bonus opportunity is pursuant to an employment agreement between the Company and Mr. Davino dated January 28, 2009. The actual bonus paid under this agreement was $210,000 and is included in the Summary Compensation Table.

(2)	Represents the target bonus payout under Mr. Davino’s employment agreement dated September 3, 2009. Pursuant to this agreement the bonus opportunity for fiscal year 2010 is prorated from the date Mr. Davino and the Company entered into the agreement. The actual bonus paid under this agreement was $36,250, which is included in the Summary Compensation Table and represents 50% of Mr. Davino’s bonus opportunity for this time period.

(3)	Stock options granted pursuant to Mr. Davino’s employment agreement dated September 3, 2009. The options vest in thirds over the first three years from the date of grant and expire ten years from the date of grant. The grant was made under the 2009 Equity Incentive Plan of the Company.

(4)	Restricted stock granted pursuant to Mr. Stone’s employment agreement with the Company effective May 13, 2009. The restricted stock vests in thirds on the first three anniversary dates from the date of grant.

Annual Base Salary as a Percent of Total Compensation

Annual base salaries paid to our named executive officers for fiscal year 2010 are shown in the 2010 Summary Compensation Table.

For fiscal year 2010, the salary paid to each of our named executive officers constituted the following percentage of each executive’s total compensation: Mr. Davino — 31%; Mr. Stone — 69%; Ms. Kellar — 18%; and Mr. Brandon — 71%.

Employment Agreements

Set forth below are summaries of the key terms of our employment agreements with the named executive officers listed in the 2010 Summary Compensation Table that are currently officers of the Company. The persons listed in the 2010 Summary Compensation Table that are no longer employed by the Company received compensation pursuant to employment agreements that have been summarized in prior filings made by the Company with the SEC.

The employment agreements with our existing officers are as follows:

Christopher J. Davino.  Effective as of January 28, 2009, we entered into an employment agreement with Mr. Davino for his services as our interim President and Chief Executive Officer. Following the expiration of the initial term on May 28, 2009, the term of the agreement automatically extended by successive one-month periods unless either party terminated the agreement by notifying the other party in writing at least 30 days prior to the end of the applicable renewal term.

Pursuant to his employment agreement, Mr. Davino received a salary of $50,000 per month. We also reimbursed Mr. Davino’s living and commuting expenses not in excess of $9,500 per month. After four months of employment, Mr. Davino became eligible to receive a performance-based cash bonus of up to $35,000 per month, including for the first four months of his employment. Mr. Davino’s employment agreement as interim president and chief executive officer did not provide any severance payments upon termination of the agreement for any reason.

Effective September 3. 2009, the Company entered into a new employment agreement with Mr. Davino based on his change in position to President and Chief Executive Officer (the “Agreement”). Pursuant to the Agreement, Mr. Davino will receive an annual salary of $290,000, a housing stipend of $2,000 per month and reimbursement of commuting expenses. The Agreement provides Mr. Davino with an annual incentive bonus opportunity, with a “target” annual incentive opportunity equal to 50 percent of his annual base salary. The incentive payments will be based on Mr. Davino’s achievement of performance objectives established by the Company’s Board of Directors, provided that at least one-half of the annual incentive opportunity will be based on the Company’s achievement of quantitative financial metrics. The Agreement also included a grant of 1,170,000 stock options to Mr. Davino, which vest three years from the date of grant and expire ten years from the date of grant.

If the Company terminates Mr. Davino without cause or elects not to renew the Agreement, or if Mr. Davino resigns for good reason, he will be entitled to a severance payment equal to 150 percent of his annual base salary and an annual incentive bonus for the entire year of termination, calculated pursuant to the Agreement. Upon any termination that triggers severance, Mr. Davino’s stock options will vest in full and will remain exercisable for two years following the termination.

John A. Stone.  Effective as of May 13, 2009, after the end of fiscal year 2009, Mr. Stone became our Chief Financial Officer. We entered into an employment agreement with Mr. Stone, pursuant to which Mr. Stone is entitled to receive a base salary of $220,000 per year, a performance bonus opportunity pursuant to the incentive compensation programs that will be developed by our Compensation Committee, and a restricted stock grant of 75,000 shares of our common stock vesting over three years. In addition, if Mr. Stone is terminated by us without cause, he terminates his employment for good reason, or his employment is in certain circumstances terminated after we hire a new chief executive officer or sell the company, he will be entitled to severance pay equal to four months of his base salary.

Robert A. Brandon.  In connection with Mr. Brandon’s appointment as our General Counsel, our Compensation Committee approved an amended employment agreement for Mr. Brandon that includes a base salary of $240,00 per year, a performance bonus opportunity of 25% of his base salary, and a restricted stock grant of 60,000 additional shares of our common stock that vest over three years. In accordance with the terms of Mr. Brandon’s existing employment agreement, entered into in June 2008, if Mr. Brandon is terminated without cause he is entitled to the remainder of his base salary through June 2011.

M. Kris Hart.  In connection with Ms. Hart’s appointment as our Vice President and Chief Marketing Officer, our Compensation Committee approved compensation for Ms. Hart that includes a base salary of $225,000 per year, a performance bonus opportunity that will be consistent with the incentive compensation programs that will be developed by our Compensation Committee, and a restricted stock grant of 75,000 shares of our common stock that vest over three years. In addition, if Ms. Hart is terminated by us without cause or she terminates her employment for good reason, she will be entitled to severance pay equal to six months of her base salary.

Outstanding Equity Awards at February 28, 2010

The following table shows information regarding our named executive officers’ outstanding equity-based awards as of February 28, 2010.

	Option Awards						Stock Awards
	Number of		Number of
	Shares		Shares						Market
	Underlying		Underlying				Number of		Value
	Unexercised		Unexercised		Option		Shares		of Shares
	Options		Options		Exercise	Option	That Have		That Have
	(#)		(#)		Price	Expiration	Not Vested		Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)(1)

Christopher J. Davino			1,170,000	(2)	$0.69	9/3/2019
John Stone							75,000	(3)	$94,500
Kelli L. Kellar	6,663	(4)			$9.93	11/27/2017
Robert A. Brandon							10,000	(5)	$12,600

(1)	The market value of shares reported in this column is based on the closing market price of our common stock of $1.26 per share on February 26, 2010, which was the last trading day of fiscal year 2010.

(2)	These options vest in thirds on August 28, 2010, August 28, 2011 and August 28, 2012.

(3)	These restricted shares vest in thirds on May 13, 2010, May 13, 2011 and May 13, 2012.

(4)	Of the 6,666 options unexercisable at February 28, 2009, 3,333 options were accelerated and became exercisable and 3,333 options were forfeited in connection with Ms. Kellar’s resignation on May 15, 2009. These options had a three-year vesting period, with 33 1/3% of these options vesting on each of the first, second and third anniversaries of the November 27, 2007 grant date.

(5)	These restricted shares vest one half on June 9, 2010 and one half on June 9, 2011.

2010 Option Exercises and Stock Vested

The following table shows information regarding aggregate stock option exercises and aggregate stock awards vested, including in each case the value realized upon exercise or vesting, during fiscal year 2010 for each of our named executive officers.

	Option Awards		Stock Awards
Number of
	Shares		Number of	Value
	Acquired	Value Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Christopher J. Davino
John Stone
Kelli L. Kellar			8,334	$7,167
Robert A. Brandon			5,000	$4,000

(1)	The value realized on the vesting of our restricted stock is determined by multiplying the number of shares acquired by the market price of our common stock on the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We currently have four executive officers — Mr. Davino, Mr. Stone, Mr. Brandon and Ms. Hart. For a description of the potential payments to each in the case of a change in control, please see the section of this proxy statement titled “Employment Agreements” on page 27.

Pursuant to the Company’s 2000 Stock Option Plan and Amended and Restated 2004 Stock Option Plan, upon the effective date of a change-of-control of the Company, our Board of Directors may declare that each option granted under these plans shall terminate as of a date fixed by the Board. Each named executive officer would then have the right, during the period of 30 days preceding such termination, to exercise his or her options as to all or any part of the shares of stock covered by the options.

In addition, pursuant to our Amended and Restated 2007 Restricted Stock Plan, upon the effective date of a change-of-control of the Company, all awards of restricted stock outstanding under the Plan and held by our named executive officers would immediately vest in full.

Pursuant to our 2009 Equity Incentive Plan, upon the effective date of a change in control, all awards that are not assumed, converted or replaced by the resulting entity in the change in control will become exercisable and vest immediately, and all performance criteria will be deemed to be satisfied at target levels. At the option of the Company, the awards may instead be terminated and the value of each paid in cash to the grantee of the award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Except as indicated otherwise, the following table sets forth certain information, as of June 14, 2010, regarding the beneficial ownership of our common stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors, nominees for directors and executive officers; and

•	all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
	Number of	Percentage of
Name of Beneficial Owner	Shares (#)	Class (%)(1)

More than 5% Shareholders:
Sellers Capital Master Fund, Ltd.(2)	21,721,624	45.37%
William S. and Janice S. Gasparrini(3)	2,288,937	4.78%
Directors, Director Nominees and Executive Officers:
William M. Adams(4)	34,398	*
Douglas Banker(4)(5)	352,398	*
Ronald Bernard(4)	0	*
Robert A. Brandon(6)	75,000	*
Christopher J. Davino(7)	395,000	*
Jack Jacobs(4)	32,398	*
M. Kris Hart(8)	75,000	*
Stephen Palley(4)	0	*
Mark A. Sellers(2)	21,721,624	45.37%
Bruce Steinberg(4)	27,398	*
John A. Stone(9)	75,000	*
Samuel S. Weiser(4)	0	*
Directors and executive officers as a group (12 persons)(10)	22,788,216	46.99%

(1)	As reported by such persons as of June 14, 2010, with percentages based on 47,877,733 shares of our common stock issued and outstanding, except as indicated otherwise and except where the person has the right to acquire shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares beneficially owned by such person and the number of shares outstanding. We have determined beneficial ownership in accordance with the SEC’s rules. Under such rules, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that shareholder. We have omitted percentages of less than 1% from the table (indicated by *).

(2)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D/A filed with the SEC by Sellers Capital Master Fund, Ltd., Sellers Capital LLC, and Mark A. Sellers on October 19, 2009. Each reporting person reports shared voting and dispositive power with respect to 21,721,624 of such shares. Mark A. Sellers is the managing member of Sellers Capital LLC, which is the investment manager to and general partner of Sellers Capital Master Fund, Ltd. Mr. Sellers disclaimed beneficial ownership of shares of our common stock, except to the extent of his pecuniary interest therein. The principal business office of Sellers Capital Master Fund, Ltd. is c/o M&C Corporate Services, Ugland House, South Church Street, P.O. Box 309 GT, George Town, Grand Cayman, Cayman Islands. The principal business office of Sellers Capital LLC and Mark A. Sellers is 311 S. Wacker Drive, Suite 925, Chicago, Illinois 60606.

(3)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D filed with the SEC by William S. Gasparrini and Janice S. Gasparrini on July 7, 2005. Mr. Gasparrini reports sole voting and dispositive power with respect to 544,994 of such shares and Mr. and Mrs. Gasparrini report shared voting and dispositive power with respect to 1,743,943 of such shares. Mr. and Mrs. Gasparrini have the power to vote or to direct to vote, and the power to dispose or direct the disposition of, the reported shares. The Gasparrinis’ address is 23 Oak Street, Greenwich, Connecticut 06830.

(4)	The number shown does not include restricted stock units granted to each of our non-employee directors (other than Mr. Sellers) on January 1, 2010: for Messrs. Adams, Banker, Bernard, Jacobs, Palley and Steinberg, 16,000 units each and for Mr. Weiser, 40,000 units. These units will vest and will be paid in shares of common stock on January 1, 2011.

(5)	The number shown includes presently exercisable options to purchase 225,000 shares of common stock.

(6)	The number shown represents the 75,000 shares of restricted stock that Mr. Brandon is entitled to receive under his employment agreement with us.

(7)	The number shown includes presently exercisable options to purchase 390,000 shares of common stock.

(8)	The number shown represents the 75,000 shares of restricted stock that Ms. Hart is entitled to receive under her employment agreement with us.

(9)	The number shown represents the 75,000 shares of restricted stock that Mr. Stone is entitled to receive under his employment agreement with us.

(10)	Represents beneficial ownership of our common stock held by our current directors and executive officers as a group as of June 14, 2010. During fiscal year 2010, Ms. Kellar resigned as an executive officer. We are unable to determine her current holdings of our common stock.

Changes in Control

We are not aware of any arrangement that might result in a change-of-control in the future.

Sellers Capital, our largest shareholder, purchased from us convertible notes in the principal amount of $6.0 million on May 6, 2009 and convertible notes in the principal amount of $5.55 million on June 15, 2009.

The financing was approved by the Company’s Board of Directors, upon the recommendation of its Financing and Strategic Alternatives Committee, which was charged with considering the transaction and other possible financing transactions available to us. These transactions were approved by shareholders at the last annual meeting. On September 30 and October 1, 2009, the Company exercised its rights pursuant to the agreement to convert the notes to shares of the Company’s common stock. A total of 16,328,976 shares of the Company’s common stock was issued in accordance with this conversion, which includes the outstanding Convertible Notes principal plus accrued interest at a conversion price of $0.75 per share. The common stock shares are not registered; however, the holders have rights to require the Company to register the shares. As a result of this transaction, Sellers Capital owns approximately 46% of the Company’s common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and greater-than-10% shareholders to file with the SEC reports of ownership and changes in ownership regarding their holdings in the Company.

Based solely on the copies of the reports filed with the SEC, we believe that during fiscal year 2010 all of our directors, officers and greater-than-10% shareholders timely complied with the filing requirements of Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On February 2, 2009, we entered into a month-to-month consulting agreement with Foxdale Management, LLC and Mr. Samuel Weiser, pursuant to which Mr. Weiser provided consulting services to us at a rate of $1,250 a day, not to exceed 16 days per month, and after three months was eligible for an incentive award at the sole discretion of the Compensation Committee of our Board of Directors. Mr. Weiser was also the chief operating officer of Sellers Capital, LLC, which manages Sellers Capital Master Fund, Ltd., our largest shareholder. During the time this consulting agreement was in effect, Mr. Weiser became a director nominee. After his election as a director, Mr. Weiser’s consulting contract was terminated. Mr. Weiser earned and was paid a total of $143,750 for consulting services in fiscal year 2010.

As described above fully under “Changes in Control,” Sellers Capital, our largest shareholder, purchased from us convertible notes in the principal amount of $6.0 million on May 6, 2009 and convertible notes in the principal amount of $5.55 million on June 15, 2009. This transaction was approved by shareholders at the last annual meeting. On September 30 and October 1, 2009, the Company exercised its rights pursuant to the agreement to convert the notes to 16,328,976 shares of the Company’s common stock.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Pursuant to policies and procedures adopted by our Board of Directors, our Audit Committee or our full Board of Directors reviews and approves in advance all relationships and transactions in which the Company and our directors or executive officers, or their immediate family members, are participants. All existing related party transactions are reviewed at least annually by our Audit Committee or our full Board of Directors. Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.

During its review of such relationships and transactions, our Audit Committee or our full Board of Directors considers the following:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of transaction;

•	the importance of the transaction to the related person and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Committee deems appropriate.

In addition, to the extent that the transaction involves an independent director, consideration is also given, as applicable, to the listing standards of the NASDAQ Global Market and other relevant rules related to independence.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly changes in cumulative total shareholder return on shares of our common stock with the cumulative total return of the Standard & Poor’s 600 Small Cap Index and the Russell 3000® Index, which we joined on June 22, 2007. In each case, we assumed an initial investment of $100 on February 28, 2003. Each subsequent date on the chart represents the last day of the indicated fiscal year. Total returns assume the reinvestment of all dividends. Our stock performance may not continue into the future with the trends similar to those depicted in this graph. We neither make nor endorse any predictions as to our future stock performance.

	2003	2004	2005	2006	2007	2008	2009	2010
Premier Exhibitions, Inc.	$100	$1,714	$1,643	$5,757	$15,457	$7,229	$1,143	$1,800
Standard & Poor’s 600 Small Cap Index	$100	$154	$180	$205	$221	$204	$112	$182
Russell 3000® Index	$100	$141	$152	$168	$188	$185	$102	$158

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In order to reduce costs and in accordance with SEC rules, we deliver only one proxy statement and Annual Report to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of such shareholders. Notwithstanding the foregoing, we will deliver promptly, upon written or oral request to the Company at the telephone number and address noted below, a separate copy of our proxy statement and Annual Report to each shareholder at a shared address to which a single copy of the documents are delivered. Shareholders who wish to receive a separate copy of our proxy statement and Annual Report in the future should contact the Company by calling (404)842-2600 or writing, Attn: Secretary, at 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326. Shareholders sharing an address who currently receive multiple copies of proxy statements and annual reports, but who wish to receive only a single copy of such materials, can request that only a single copy be provided by contacting the Company at the same number or address.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Proposals Submitted for Inclusion in Our Proxy Materials

We will include in our proxy materials for our 2011 annual meeting of shareholders shareholder proposals that comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Among other things, Rule 14a-8 requires that we receive such proposals no later than 120 days prior to the one-year anniversary of this proxy statement. Thus, for the 2011 annual meeting of shareholders, we must receive shareholder proposals submitted for inclusion in our proxy materials no later than March 3, 2011. We will not include in our proxy materials shareholder proposals received after that date. Shareholder proposals submitted for inclusion in our proxy materials should be mailed to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, N.E., Suite 900, Atlanta, Georgia 30326, Attention: Secretary.

Proposals Not Submitted for Inclusion in Our Proxy Materials

Shareholder proposals that are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act, as described above, may be brought before the 2011 annual meeting in accordance with our bylaws. Our bylaws describe the information required in any such notice and also require that we receive notice of such proposals not less than 45 days nor more than 60 days prior to the date of the annual meeting. Thus, for the 2011 annual meeting, assuming that it is held on Thursday July 28, 2011, we must receive shareholder proposals that are not submitted for inclusion in our proxy materials between May 29, 2011 and June 13, 2011. In accordance with our bylaws, we will not permit shareholder proposals that do not comply with the foregoing notice requirement to be brought before the 2011 annual meeting of shareholders. Shareholder proposals that are not submitted for inclusion in our proxy statement should be mailed to the following address: Premier Exhibitions, Inc., 3340 Peachtree Road, Suite 900, Atlanta, Georgia 30326, Attention: Secretary.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/  Christopher J. Davino
Christopher J. Davino
President and Chief Executive Officer

Atlanta, Georgia
July 1, 2010

APPENDIX A

FORM OF
THIRD ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
PREMIER EXHIBITIONS, INC.

The undersigned, for the purpose of amending the Articles of Incorporation filed by PREMIER EXHIBITIONS, INC. (the “Corporation”) pursuant to Section 607.1006 of the Florida Business Corporation Act, hereby adopts the following amendment to its Articles of Incorporation:

AMENDMENT ADOPTED

Article V of the Articles of Incorporation, as filed with the Secretary of State of the Florida Division of Corporations on July 28, 2004 and as amended on September 1, 2005, January 28, 2009 and September 16, 2009, is hereby amended to increase the aggregate number of shares of voting common stock of the Corporation to add 20,000,000 shares of preferred stock, and shall be so amended to read in its entirety as follows:

ARTICLE V

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have the authority to issue shall be SIXTY-FIVE MILLION (65,000,000) shares of voting common stock with $.0001 par value per share and TWENTY MILLION (20,000,000) shares of preferred stock with $0.0001 par value per share.

The preferred stock may be issued from time to time in one or more series, without further shareholder approval. The Board of Directors is authorized to fix or alter the rights, preferences, privileges or restrictions granted to or imposed upon each series of preferred stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The resolution or resolutions of the Board of Directors providing for the division of such preferred stock into series may include, but is not limited to, the following provisions: preferences with respect to dividends, special voting powers, conversion rights into common stock, and preferences with respect to dissolutions and liquidations. The rights, privileges, preferences and restrictions of any such additional series may be subordinate to, equal to or senior to any present or future class or series of preferred stock or common stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ADOPTION DATE OF AMENDMENT

The above amendment was adopted by the Corporation’s Board of Directors on June 16, 2010.

ADOPTION OF AMENDMENT

The above amendment was duly adopted by the holders of at least a majority of the shares of common stock of the Corporation present and cast on the matter at the annual meeting of shareholders of the Corporation held on July   , 2010.

A-1

IN WITNESS WHEREOF, signed this   day of July, 2010.

Premier Exhibitions, Inc.

/s/  Christopher J. Davino
Name:     Christopher J. Davino

Title:	President and Chief Executive Officer

A-2

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 27, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PREMIER EXHIBITIONS, INC. Electronic Delivery of Future PROXY MATERIALS 3340 PEACHTREE ROAD N.E. SUITE 900 If you would like to reduce the costs incurred by Premier Exhibitions, Inc in mailing ATLANTA, GA 30326 proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials 1 Investor Address Line 1 electronically in future years. Investor Address Line 2 Investor Address Line 3 1 1 OF VOTE BY PHONE — 1-800-690-6903 Investor Address Line 4 Use any touch-tone telephone to transmit your voting instructions up until 11:59 Investor Address Line 5 P.M. Eastern Time on July 27, 2010. Have your proxy card in hand when you call John Sample and then follow the instructions. 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends a vote nominee(s) on the line below. 02 FOR the following: 0 0 0 1. Election of Directors 0000000000 Nominees 01 William M. Adams 02 Douglas Banker 03 Ronald C. Bernard 04 Christopher J. Davino 05 Jack Jacobs 06 Stephen W. Palley 07 Mark A. Sellers 08 Bruce Steinberg 09 Samuel S. Weiser The Board of Directors recommends a vote FOR proposals 2. and 3.. For Against Abstain 2. Proposal to ratify the selection of Cherry, Bekaert & Holland, L.L.P., as our independent registered public accounting firm 0 0 0 for the fiscal year ending February 28, 2011. 3. Proposal to amend the Articles of Incorporation to authorize 20,000,000 shares of preferred stock, par value $0.0001 per 0 0 0 share. NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1,2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. For address change/comments, mark here. 0 (see reverse for instructions) Yes No Investor Address Line 1 Investor Address Line 2 R2.09.05.010 Please indicate if you plan to attend this meeting 0 0 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as _1 John Sample 0000071232 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHE RE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . PREMIER EXHIBITIONS, INC. Annual Meeting of Shareholders July 28, 2010 8:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Christopher J. Davino and Robert A. Brandon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Premier Exhibition, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 am Eastern Time on July 28, 2010, at the Courtyard Marriott Atlanta Buckhead, 3332 Peachtree Road N.E., Atlanta, Georgia 30326, and any adjournment THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 and 3. R2.09.05.010 Address change/comments: _2 0000071232 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side